Filed Pursuant to Rule 424(b)(3)

Registration No. 333-277681

Dynamic Shares Trust

(the “Fund”)

Supplement dated August 22, 2024 to the Prospectus dated May 28, 2024

This Supplement dated August 22, 2024, amends and supplements the prospectus for the Fund dated May 28, 2024 as supplemented to date (the “Prospectus”), and should be read in conjunction with, the Prospectus.

Custodian Change from BMO Harris Bank N.A. to Midwest Institutional Trust Services

Midwest Institutional Trust Services has assumed the institutional trust and custody businesses of BMO Harris Bank N.A. Accordingly, all references contained in the Fund’s Prospectus to “BMO Harris Bank N.A.” as the Fund’s custodian are replaced with “Midwest Institutional Trust Services” as the Fund’s custodian.

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The Prospectus remains unchanged in all other respects. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Prospectus.